EXHIBIT 4.1

The McGraw-Hill Companies

STANDARD & POOR’S

Frank A. Ciccotto, Jr.	Securities Services
Managing Director	55 Water Street, 45th Floor
Securities Evaluations	New York, New York 10041
Tel 212-438-4417

Fax 212-438-7748
frank ciccotto@standardandpoors.com

November 10, 2005

Citigroup Global Markets Inc.

125 Broad Street, 11th Floor

New York, New York 10004

The Bank of New York

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Tax Exempt Securities Trust, National Trust 364 (Intermediate/Long Series), National Trust 365, Florida Trust 127, New Jersey Trust 169 and New York Trust 231

Gentlemen:

We have examined the post-effective amendment to the Registration Statement File Nos. 333-104840, 333-104841, 333-103522, 333-104199 and 333-105394 for the above-mentioned trusts. We hereby acknowledge that Standard & Poor’s Securities Evaluations, Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Standard & Poor’s Securities Evaluations, Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Senior Vice President & General Manager

FAC/gmh

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